Margaret A. Burton

August 10, 2011

Board of Directors

Onyx Service & Solutions, Inc.

Gentlemen:

I hereby resign from my positions as Secretary and Director of Onyx Service & Solutions, Inc. (the “Company”), effective immediately.  The resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Sincerely,

/s/ Margaret A. Burton

Margaret A. Burton